Exhibit No. 99.1

FOR IMMEDIATE RELEASE

Advaxis Closes Second Company-Run Debt Financing

Over $7.0 Million in Debt and Equity Commitments Since June 2009

NORTH BRUNSWICK, N.J.--(BUSINESS WIRE)--Advaxis, Inc., (OTCBB: ADXS - News), the live, attenuated Listeria monocytogenes (Lm) biotechnology company, completed a second Company-run debt financing, as of October 26, 2009.

In this closing, US$1.325 million was raised through the issuance of junior, unsecured convertible promissory notes (“Notes”) that had a principal face amount of $1.559 million, collectively, with warrants issued to purchase approximately 3.313 million shares of Advaxis common stock, which are exercisable at $0.20 per share. The Notes mature on March 31, 2010 and April 30, 2010 for US$59,000 and US$1.500 million, respectively. The Company, without penalty, may prepay the Notes at any time.

A third Company-managed debt financing is scheduled to close on or before October 30, 2009 subject to subscriptions and related documentation.

For more information on the terms of the second tranche, please review the associated 8-K filing on the US Securities and Exchange Commission’s website (www.sec.gov).

About the Company

Based in North Brunswick, New Jersey, Advaxis is developing proprietary Listeria monocytogenes (Lm) cancer vaccines based on technology developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania and chairperson of Advaxis’ scientific advisory board. Advaxis is developing attenuated live Lm vaccines that deliver engineered tumor antigens, which stimulate multiple simultaneous immunological mechanisms to fight cancer.

For further information on the Company, please visit: www.advaxis.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

The Notes, the warrants and the underlying shares of common stock have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes, the warrants or the underlying shares of common stock or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act."

Contact:

Advaxis, Incorporated
Conrad Mir
732-545-1590 (Office)
732-545-1084 (FAX)
info@advaxis.com
www.advaxis.com